Exhibit 10.7

Confidential

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into by and among Matthew D’Onofrio (“Consultant”), Evoke Pharma, Inc., a Delaware corporation (the “Company”), and QOL Medical, LLC, a Delaware limited liability company (“QOL”, and together with the Company, the “Company Group”), and shall be subject to the occurrence of, and effective on, the Effective Date (as defined below).

WHEREAS, Consultant and the Company are parties to that certain Third Amended and Restated Employment Agreement, dated as of November 3, 2025 (the “Employment Agreement”);

WHEREAS, Consultant’s employment with the Company and any of its subsidiaries or affiliates will terminate effective as of 12:01 a.m. on the day immediately following the Closing Date (as defined in that certain Agreement and Plan of Merger, dated as of November 3, 2025, by and among QOL, QOL-EOS Merger Sub, Inc., a Delaware corporation, and the Company (the “Merger Agreement”)) (such date, the “Effective Date”), with such termination being treated as a termination other than for Cause following a Change in Control (each such term as defined in the Employment Agreement); and

WHEREAS, following Consultant’s termination of employment, the Company desires to retain Consultant as a consultant during the Transition Period (as defined below), on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Effective Date. This Agreement shall become effective on the Effective Date. In the event that the Effective Date does not occur or the Merger Agreement is terminated prior to the occurrence of the Effective Date, this Agreement shall be null and void, Consultant shall continue to be employed by the Company as its Chief Executive Officer, and the Employment Agreement shall continue in full force and effect.

2. Transition Services.

(a) Services. During the Transition Period (as defined below), Consultant shall provide such transitional consulting services, information, advice and assistance to the Company Group concerning matters that are within the scope of Consultant’s knowledge and expertise, and any other services as are reasonably necessary for QOL’s operation of the Company during the Transition Period, in each case, as reasonably requested by Derick Cooper or Weng Tao (the “Transition Services”). The Company Group agrees to use its commercially reasonable efforts to provide Consultant with advance notice of the Transition Services to be provided and to limit the Transition Services to regularly scheduled business hours unless mutually agreed with Consultant. Consultant agrees to cooperate reasonably and in good faith with the Company in accomplishing a smooth and orderly transition in the transfer of Consultant’s prior employment responsibilities, particularly including (without limitation) pending matters of which Consultant has the principal knowledge and background information. In connection with the Transition Services, Consultant agrees to: (a) be available for consultation by telephone, fax or e-mail on a regular basis on reasonable prior notice during regular business hours; and (b) be available to attend meetings with the Company or QOL team members, at the Company’s headquarters or, on reasonable prior notice, such other mutually agreeable locations. Consultant shall perform all Transition Services using, in all material respects, the same degree of skill, quality and care used by Consultant immediately preceding the date of the Merger Agreement. Consultant shall perform all Transition Services in material compliance with applicable law.

(b) Transition Period. Consultant shall provide the Transition Services under this Agreement during the period (the “Transition Period”) commencing on the day following the Effective Date and ending on the earlier to occur of (i) the six (6) month anniversary of the Effective Date (the “Original Expiration Date,”) and (ii) the date on which this Agreement is terminated in accordance with Section 2(d) (the date on which the Transition Period expires or terminates, the “Transition Services Termination Date”); provided, however, that the Transition Period may be extended by mutual agreement of Consultant and the Company.

(c) Compensation.

(i) Monthly Retainer. In consideration of the Transition Services, during the Transition Period, the Company shall pay Consultant a monthly retainer in the amount of $50,000, payable within fifteen (15) days following the end of each month during the Transition Period. The monthly retainer shall be prorated for any partial month of service during the Transition Period.

(ii) Transition Services Bonus. As further consideration of Consultant’s agreement to provide the Transition Services, subject to (A) Consultant’s execution and non-revocation of the Transition Termination Release (as defined below) pursuant to Section 2(f), (B) the absence of any event or circumstance giving rise to a right of the Company to terminate this Agreement in accordance with Section 2(d), and (C) the Consultant’s full and continuous compliance with Section 3, and provided the Transition Period continues until the Original Expiration Date, the Company shall pay Consultant an amount equal to $375,000 (the “Transition Services Bonus”), payable in a lump sum within fifteen (15) days following the effective date of the Transition Termination Release. For the avoidance of doubt, notwithstanding any extension of the Transition Period beyond the Original Expiration Date, the Company shall continue to be obligated to pay the Transition Services Bonus within fifteen (15) days following the effective date of the Transition Termination Release (provided such effective date is within thirty (30) days following the Original Expiration Date.

(iii) Expenses. The Company shall reimburse Consultant for reasonable out-of-pocket business expenses incurred in connection with the performance of the Transition Services hereunder to the extent approved in writing in advance by the Company, in each case, subject to (A) such policies as the Company may from time to time establish, which shall be provided to Consultant in writing to the extent such policies are amended from those in effect immediately prior to the Closing of the transactions under the Merger Agreement, and (B) Consultant furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

(d) Termination of Transition Services. The Company Group may terminate this Agreement prior to the Original Expiration Date only in the event of any of the following circumstances: (i) Consultant’s material breach of this Agreement, which breach is not cured within five (5) days following Consultant’s receipt of written notice of such breach from the Company Group specifically identifying such breach; (ii) Consultant’s commission of an act of fraud, embezzlement or dishonesty that has a material adverse impact on the Company or that the Company reasonably determines is, or may reasonably expected to be, materially detrimental to the business, reputation or goodwill of any member of the Company Group, (iii) a conviction of, or plea of “guilty” or “no contest” to, a felony by Consultant, or (iv) Consultant’s fraud, willful misconduct, gross negligence or any other material misconduct on the part of Consultant that has a material adverse impact on the Company or that the Company reasonably determines is, or may reasonably expected to be, materially detrimental to the business, reputation or goodwill of any member of the Company Group. Other than as set forth in this Section 2(d), this Agreement may not be terminated by the Company Group prior to the Original Expiration Date; provided, however, that after the Original Expiration Date, if the Transition Period has been extended beyond the Original Expiration Date in accordance with Section 2(b), the Company may terminate this Agreement following the Original Expiration Date for any reason upon providing ten (10) days’ written notice to Consultant. Consultant may terminate this Agreement prior to the Original Expiration Date (or any extended expiration date) for any reason upon providing thirty (30) days’ written notice to the Company Group in writing, which notice period shall be reduced to ten (10) days in the event of Consultant’s termination of this Agreement as a result of the Company Group’s material breach of this Agreement, which breach is not cured within ten (10) days following the Company Group’s receipt of written notice of such breach from Consultant specifically identifying such breach.

(e) Independent Contractor Status. Notwithstanding any provision of this Agreement to the contrary, during the Transition Period, Consultant acknowledges that Consultant will at all times be an independent contractor, Consultant is not an agent or employee of the Company Group, and Consultant is not authorized to bind the Company Group or otherwise act on behalf of the Company Group. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties hereto. During the Transition Period, Consultant shall have no right under this Agreement, or as a result of Consultant’s services to the Company Group, to participate in any employee, retirement, insurance or other benefit program of the Company Group, other than pursuant to COBRA as a result of Consultant’s termination of employment. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of the Transition Services and receipt of the compensation pursuant to this Agreement. The Company Group will report amounts paid to Consultant under this Agreement by filing Form 1099-MISC with the Internal Revenue Service as required by law, but given that Consultant will be an independent contractor, the Company Group will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions or obtain worker’s compensation insurance on Consultant’s behalf (unless otherwise required by law, government regulation or order).

(f) Transition Termination Release. As a condition to Consultant’s receipt of the Transition Services Bonus, Consultant shall execute and not revoke a general release of all claims in favor of the Company Group (the “Transition Termination Release”) in the form attached hereto as Exhibit A. In the event the Transition Termination Release does not become effective within the thirty (30) day period following the Original Expiration Date (the “Required Release Period”), Consultant shall not be entitled to the Transition Services Bonus. To the extent necessary to comply with Section 409A of the Code, if the Original Expiration Date and the last day of the Required Release Period are in two separate calendar years, any payments of amounts that constitute deferred compensation within the meaning of Section 409A of the Code shall be payable on the later of (A) the date such payment is otherwise payable under this Agreement, or (B) the first payroll date in such second calendar year.

(g) Return of the Company’s Property. At any time following the Effective Date, upon request of the Company in its sole discretion, Consultant shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.

3. Certain Covenants.

(a) Consultant hereby reaffirms Consultant’s obligations under (A) the Company’s Employee Proprietary Information and Inventions Agreement between Consultant and the Company related to the business of the Company, which is attached hereto as Exhibit B and incorporated herein by reference (the “PIIA”) and (B) Section 5 of the Employment Agreement, and, in each case, agrees that such obligations shall survive the Transition Services Termination Date. Notwithstanding anything to the contrary contained herein or in the PIIA, as an outside consultant, Consultant may engage in other business activities during the Transition Period subject to Consultant’s obligations hereunder and under the PIIA and Section 5 of the Employment Agreement. For the avoidance of doubt, Consultant’s material breach of any provision of the PIIA or Section 5 of the Employment Agreement shall be considered a material breach of this Agreement.

(b) Consultant agrees that Consultant shall not, directly or indirectly, in any form or medium, including but not limited to, social media websites or forums, disparage the Company Group, the members of the Company Group’s Board of Directors or executive officers or shareholders or members.

(c) Notwithstanding anything in this Agreement or the PIIA to the contrary, nothing contained in this Agreement or the PIIA shall prohibit Consultant from (i) communicating directly with, filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Consultant’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Further, nothing herein will prevent Consultant from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. For the avoidance of doubt, Consultant does not need to notify or obtain the prior authorization of the Company to exercise any of the foregoing rights. Pursuant to 18 USC Section 1833(b), Consultant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Consultant is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, Consultant shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony. Further, nothing in this Agreement prevents Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful. Notwithstanding anything herein to the contrary, Consultant represents and warrants to the Company Group that Consultant (w) has not filed any complaints or lawsuits against (and is not aware of any facts or circumstances that could give rise to any complaints or lawsuits against) any member of the Company Group with any state or federal court or arbitration forum prior to executing this Agreement or the Transition Termination Release, (x) has not made any claims or allegations (and is not aware of any facts or circumstances that could give rise to any claims or allegations) to any member of the Company Group (or any employees or authorized personnel thereof) related to sexual harassment, sex discrimination or sexual assault or abuse, and that none of the payments set forth in this Agreement are related to any such claims or allegations, (y) has been properly paid for all hours worked for or on behalf of the Company Group, and (z) has received all salary, wages, bonus, overtime, premiums, accrued but unused vacation or paid time off, sick pay, holiday pay, personal day pay, equity, phantom equity, deferred compensation, incentive compensation or other forms of compensation, and any other benefits, fringe benefits, interests or payments of any kind due Consultant as a result of Consultant’s employment with or service to the Company Group, except as provided in the Employment Agreement or this Agreement.

4. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Consultant’s Transition Services or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org or are available upon request to the Company. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.) If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, the parties agree that, to the extent permitted by law, the arbitrator may, in Consultant’s discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 4 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Consultant’s Transition Services; provided, however, that Consultant shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Consultant shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration including without limitation injunctive relief, in any court of competent jurisdiction, pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON BREACH OF CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5. Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold harmless Consultant from and against losses and expenses (including reasonable attorneys’ fees, judgments, settlements and all other costs, direct or indirect) actually and reasonably incurred by reason of, or based upon, any threatened, pending or completed action, suit, proceeding, investigation or other dispute relating or pertaining to any alleged act or failure to act within the course and scope of the Transition Services, provided that Consultant was not in material breach of this Agreement, acted in good faith and in a manner Consultant reasonably believed to be in the best interests of the Company and in compliance with applicable law and, if any criminal proceedings are involved, had no reasonable cause to believe Consultant’s conduct was unlawful; provided, further, that Consultant shall not be eligible for indemnification hereunder if Consultant would not have been eligible for indemnification under the Indemnification Agreement had it governed Consultant’s actions during the Transition Period. The Company’s obligations under the foregoing sentence are conditioned upon Consultant: (a) providing the Company with prompt notice of any such claims; (b) allowing the Company to control the defense and settlement of such claims; (c) providing the Company with the information and assistance necessary for such defense and settlement of the claims; and (d) not entering into any settlement with respect to such claims without the express consent of the Company. The Company’s obligation to advance expenses or provide indemnity hereunder shall be deemed satisfied to the extent of any payments made by an insurer on behalf of the Company or Consultant. The foregoing indemnification by the Company shall be in addition to, and not in any way in limitation of, any rights to indemnification Consultant may have from the Company under Delaware or California law or the terms of that certain Indemnification Agreement dated September 30, 2013, between Consultant and the Company (the “Indemnification Agreement”), a copy of which is attached hereto as Exhibit C.

6. Miscellaneous.

(a) Modification; Prior Claims. This Agreement, together with the PIIA, the Indemnification Agreement, any separation agreement entered into by Consultant with the Company under the Employment Agreement and the Transition Termination Release, set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

(b) Assignment; Assumption by Successor. The rights of the Company Group under this Agreement may, without the consent of Consultant, be assigned by the Company Group, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business thereof. The Company Group, as applicable, will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company Group would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company Group of its obligations hereunder.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 2, 3, 4, 5 and 6 of this Agreement shall survive any termination of this Agreement.

(d) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g) Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one (1) business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given electronically and shall be effective on the date transmitted if confirmed within forty-eight (48) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Consultant shall be sent to Consultant’s most recent residence and personal email address on file with the Company. Notice to the Company Group shall be sent to its principal place of business and to the email address specified by the Company in writing.

(h) Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i) Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Section 4, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j) Non-transferability of Interest. None of the rights of Consultant to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Consultant. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Consultant to receive any form of compensation to be made pursuant to this Agreement shall be void. In the event of Consultant’s death, his or her estate or beneficiaries shall be entitled to receive all amounts payable to Consultant hereunder and earned prior to the date of Consultant’s death.

(k) Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

(m) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(n) Withholding and other Deductions. All compensation payable to Consultant hereunder shall be subject to such deductions as the Company Group is from time to time required to make pursuant to law, governmental regulation or order.

(o) Code Section 409A.

(i) This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding any provision of this Agreement to the contrary, if the parties determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the parties agree to amend this Agreement, or take such other actions as the parties deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect. To the extent that provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Notwithstanding any other provision of this Agreement, (a) Consultant understands that neither the Company, nor any individual acting as a director, officer, employee, agent or other representative of the Company, makes any representation or warranty to Consultant with respect to, or assumes any responsibility for, the tax consequences to Consultant of this Agreement (including the payments made hereunder), and (b) neither the Company nor any individual acting as a director, officer, employee, agent or other representative of the Company shall be liable to Consultant or any other person for any claim, loss, liability or expense arising out of any interest, penalties or additional taxes due by Consultant or any other person as a result of this Agreement or the Company’s administration of the terms of this Agreement not satisfying any of the requirements of Section 409A of the Code or an exemption thereto.

(ii) Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Consultant’s taxable year following the taxable year in which Consultant incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Consultant, and Consultant’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EVOKE PHARMA, INC.

By:	/s/ Mark Kowieski
Name: Mark Kowieski
Title: Chief Financial Officer

QOL MEDICAL, LLC

By:	/s/ Matthew Wotiz
Name: Matthew Wotiz
Title: Vice President, Business Development

CONSULTANT

By:	/s/ Matthew J. D’Onofrio
Name: Matthew J. D’Onofrio

SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT

EXHIBIT A

TRANSITION TERMINATION RELEASE

This General Release of Claims (“Release”) is entered into by and among Matthew D’Onofrio (“Consultant”), Evoke Pharma, Inc., a Delaware corporation (the “Company”), and QOL Medical, LLC, a Delaware limited liability company (together with the Company, the “Company Group,” and collectively with the Company and Consultant, the “Parties”), effective as of the Effective Date (as defined below).

WHEREAS, Consultant and the Company Group are parties to that certain Transition Services Agreement, dated as of November 3, 2025 (the “Transition Agreement”);

WHEREAS, the Parties agree that Consultant is entitled to that certain Transition Services Bonus (as defined in the Transition Agreement) set forth in Section 2(c)(ii) of the Transition Agreement, subject to Consultant’s execution and non-revocation of this Release; and

WHEREAS, the Parties now wish to fully and finally resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the Transition Services Bonus payable to Consultant pursuant to the Transition Agreement, the adequacy of which is hereby acknowledged by Consultant, and which Consultant acknowledges that Consultant would not otherwise be entitled to receive, the Parties hereby agree as follows:

1. General Release of Claims by Consultant.

(a) Consultant, on behalf of himself and Consultant’s executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company Group and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Consultant is or has been a participant by virtue of Consultant’s employment with or service to the Company Group (collectively, the “Company Group Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, accrued or contingent (collectively, “Claims”), which Consultant has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever (i) Consultant’s employment by or service to the Company Group or the termination thereof, (ii) any contract, agreement or understanding that Consultant may have with any of the Company Group Releasees, whether written or oral, whether express or implied, at any time prior to the date Consultant executes this Agreement (except as otherwise set forth herein with respect to the Transition Agreement), (iii) any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq., or (iv) any other applicable law, regulation, rule, policy, practice, promise, understanding or legal or equitable theory whatsoever.

Notwithstanding the generality of the foregoing, Consultant does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Consultant’s liability as an employee, consultant, director or officer of the Company or under the Indemnification Agreement (as defined in the Transition Agreement); and

(v) Claims based on any right Consultant may have to enforce the Company’s executory obligations under this Release or the Transition Agreement.

(b) CONSULTANT ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, CONSULTANT HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) Consultant acknowledges that Consultant shall have a period of at least twenty-one (21) days from the date this Release was delivered to Consultant in which to consider whether to execute this Release and that any material or immaterial changes to this Release shall not extend such review period. In addition, Consultant acknowledges that the Company Group has advised Consultant that Consultant is waiving Consultant’s rights under the ADEA, and that Consultant should consult with an attorney of Consultant’s choice before signing this Release, and Consultant has had sufficient time to consider the terms of this Release. Consultant represents and acknowledges that if Consultant executes this Release before twenty-one (21) days have elapsed, Consultant does so knowingly, voluntarily, and upon the advice and with the approval of Consultant’s legal counsel (if any), and that Consultant voluntarily waives any remaining consideration period.

(d) Consultant understands that after executing this Release, Consultant has the right to revoke it within seven (7) days after Consultant’s execution of it. Consultant understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Consultant does not revoke this Release in writing. Consultant understands that this Release may not be revoked after the seven (7) day revocation period has passed. Consultant also understands that any revocation of this Release must be made in writing and delivered to the Company Group at its principal place of business within the seven (7) day period.

(e) Consultant understands that this Release shall become effective, irrevocable, and binding upon Consultant on the eighth (8th) day after Consultant’s execution of it, so long as Consultant has not revoked it within the time period and in the manner specified in clause (d) above. The date on which this Release becomes effective shall be referred to in this Release as the “Effective Date.”

(f) Consultant further understands that Consultant will not be given the Transition Services Bonus under the Transition Agreement unless this Release is effective on or before the date that is thirty (30) day period following the Original Expiration Date.

2. No Assignment. Consultant represents and warrants to the Company Group Releasees that there has been no assignment or other transfer of any interest in any Claim that Consultant may have against the Company

Group Releasees. Consultant agrees to indemnify and hold harmless the Company Group Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Consultant.

3. Miscellaneous. Consultant also expressly reaffirms Consultant’s obligations under Section 3 of the Transition Agreement. The provisions under Section 6 of the Transition Agreement shall also apply to this Release as if such provisions were set forth herein. This Release shall be subject to arbitration as set forth in Section 4 of the Transition Agreement.

4. Modification; Prior Claims. This Release, together with the Transition Agreement, set forth the entire understanding of the Parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each Party.

5. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

6. Knowing and Voluntary. Consultant represents and agrees that, prior to signing this Release, Consultant has had the opportunity to discuss the terms of this Release with legal counsel of Consultant’s choosing. Consultant further represents and agrees that Consultant is entering into this Release knowingly and voluntarily. Consultant affirms that no promise was made to cause Consultant to enter into this Release, other than what is promised in this Release. Consultant further confirms that Consultant has not relied upon any other statement or representation by anyone other than what is in this Release as a basis for Consultant’s agreement. Consultant acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Consultant and that Consultant is free to, and is hereby advised to, consult with a legal or tax advisor of Consultant’s choosing.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EVOKE PHARMA, INC.

By:
Name:
Title:

QOL MEDICAL, LLC

By:
Name:
Title:

CONSULTANT

By:
Name:

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(Attached)

EXHIBIT C

INDEMNIFICATION AGREEMENT

(Attached)